UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  July 11, 2007

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard

South San Francisco, California 94080

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Pursuant to the Restated Certificate of Incorporation of Theravance, Inc. (“Theravance”) and the Governance Agreement between Theravance, GlaxoSmithKline plc (“GSK”) and certain of GSK’s affiliates, each holder of Theravance common stock or fully vested and exercisable securities convertible into shares of common stock has the right to require Theravance to purchase, with funds provided by GSK, up to fifty percent (50%) of his or her common stock for $19.375 per share (the “Put Right”) between August 1 and September 12, 2007, unless properly extended (the “Put Period”).   On July 11, 2007, Theravance posted information about the Put Right on its internal company website for the benefit of its employees (the “Employee Posting”).  A copy of the Employee Posting is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO STOCKHOLDERS.

This Current Report is for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell any shares of Theravance’s common stock.  Definitive offering and related documents, in the form of tender offer documentation, will be filed with the Securities and Exchange Commission (SEC) and distributed to holders of Theravance common stock in connection with the commencement of the Put Period, which will not begin until August 1, 2007. These documents will contain important information including a notice of the Put Right containing the terms of the Put Right and the prescribed manner for exercising such right.  Holders of Theravance common stock should review these documents carefully when they become available.  These documents will be available free of charge at the SEC's website at www.sec.gov and will also be available upon request, free of charge, by contacting Theravance Investor Relations at 650 808-4100.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

            99.1       Employee Posting.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: July 11, 2007	By:	/s/ Bradford J. Shafer
Bradford J. Shafer
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Employee Posting.